Attorneys at Law 1001 W. Fourth Street Winston-Salem, NC 27101

January 28, 2016

Horizon Funds
13024 Ballantyne Corporate Place, Suite 225
Charlotte, NC  28277

Ladies and Gentlemen:

We have served as counsel for Horizon Funds, a Delaware statutory trust (the “Trust”), which has filed for registration as an investment company under the Investment Company Act of 1940, as amended (File No. 811-23063) with an indefinite number of shares of the Trust registered for offer and sale under the Securities Act of 1933, as amended, pursuant to the Trust’s Registration Statement on Form N-1A (No. 333-025411) (the “Registration Statement”).

           We have examined and are familiar with originals or copies (certified or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the organization of the Trust and to the authorization and issuance of shares of the Trust (which shares may be divided into one or more series including, without limitation, the Horizon Active Asset Allocation Fund, the Horizon Active Risk Assist® Fund and the Horizon Active Income Fund (collectively, the “Funds”)) (the “Shares”), as we have deemed necessary and advisable.

In rendering this opinion, we have reviewed and relied upon a copy of the Trust’s Certificate of Trust, the Trust’s Declaration of Trust, the Trust’s By-Laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates and oral representations of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we have deemed necessary and advisable.  In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that, after registration is effective for purposes of federal and applicable state securities laws, the Shares, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Trust, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We do not express an opinion with respect to any laws other than the laws of the State of Delaware applicable to the issuance of shares of beneficial interest in a statutory trust.  Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Delaware or any other jurisdiction.

This opinion is intended only for your use in connection with the offering of the Shares and may not be relied upon by any person other than you and the shareholders of the Funds.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm and the opinion set forth herein in the Registration Statement.

Sincerely,

KILPATRICK TOWNSEND & STOCKTON LLP

By:           /s/ Jeffrey T. Skinner  Jeffrey T. Skinner, a Partner
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